C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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Dear Shareowner:

I am pleased to announce that New Jersey Resources (NJR) has appointed Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) as the transfer agent and registrar for the shares of our common stock, as well as the Administrator of NJR’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). In this capacity, Broadridge will manage all stock registry requests for shareowners, including change of address, certificate replacement and transfer of shares. In addition, Broadridge will continue to provide support in connection with our Annual Meeting of Shareowners. This change to Broadridge from our former Transfer Agent, Registrar and Plan Administrator, EQ Shareowner Services, is effective August 17, 2018. Your stock and investment information will automatically transfer to Broadridge and no action is required on your part. If you are a Plan Participant and your dividends were previously deposited directly to your bank account or paid by check, that service will continue with your future dividends.

Broadridge is looking forward to working with our shareowners. Its business model is focused on companies like ours and I believe you will fully appreciate how your account is serviced.

For more information on Broadridge Shareholder Services, please visit shareholder.broadridge.com/njr. There you will find important updates, a knowledge center and access to the shareowner portal. The portal allows you to view your holdings, manage your preferences and take action on your investments. You will need the following new account number.

Your New Account Number Is:

To use the shareowner portal, please follow the steps below:

●	Navigate to shareholder.broadridge.com/njr.
●	Click on the “Login/Create Profile/Link Accounts – Click Here” button at the top right of the webpage.
●	Click on the “Create Profile” button under First Time Users.
●	Choose your account type** from the three revolving boxes.
●	Follow the online instructions to create an online profile.

If your shares are registered as a trustee, custodianship, corporate account, IRA/retirement or non-US citizen, an additional pin number will be required. Follow the on-screen instructions in order to have a letter mailed to you containing your pin number and further instructions.

New Contact Information:

Website:	shareholder.broadridge.com/njr
E-mail:	shareholder@broadridge.com
Telephone:	(800) 817-3955 or (303) 562-9688
Mail:	Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342 Brentwood, NY 11717

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Sincerely,

Richard Reich
Corporate Secretary
New Jersey Resources